                                                                   EXHIBIT 11.1

                              ETEC SYSTEMS, INC.
           COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                         THREE MONTHS ENDED   NINE MONTHS ENDED
                                         ------------------- -------------------
                                         APRIL 30, APRIL 30, APRIL 30, APRIL 30,
                                           1996      1995      1996      1995
                                         --------- --------- --------- ---------
Weighted average common shares
 outstanding...........................    17,860      839     15,936      839
Common equivalent shares from options,
 warrants, and convertible preferred
 stock (1).............................       --     4,524        --     4,524
Weighted average common equivalent
 shares from convertible preferred
 stock, calculated using if-converted
 method................................       --     8,026        --     8,026
Weighted average common stock
 equivalents calculated by the treasury
 stock method applied to options and
 warrants issued                            1,680    1,205      1,814    1,205
                                          -------   ------   --------   ------
Weighted average common shares and
 equivalents...........................    19,540   14,594     17,750   14,594
                                          =======   ======   ========   ======
Net income.............................   $15,696   $1,538   $ 21,846   $4,018
                                          =======   ======   ========   ======
Net income per share...................   $  0.80   $ 0.11   $   1.23   $ 0.28
                                          =======   ======   ========   ======
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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options and warrants, using the treasury stock method and the assumed initial public offering price, and common equivalent shares from convertible preferred stock, using the if-
    converted method, issued during the twelve-month period prior to the IPO are included in the computation for the quarter and nine-month periods ended April 30, 1995.